Exhibit 10.18

NUTRIBAND INC. (NTRB) EXECUTIVE		EMPLOYMENT
AGREEMENT

THIS AGREEMENT made effective as of January 1st 2018

BETWEEN:	NUTRIBAND INC.
309 Celtic Ct, Oviedo FL, 32765
(Corporation)

And,

SEAN GALLAGHER
18 Priory Avenue, Eden Gate, Delgany, County Wicklow,
A63 FR63, Ireland
(Executive)

WHEREAS:

A.	The Corporation is in the business of transdermal technology in relation to drugs, diagnostics, research and development

B.	The Executive is being hired by the Corporation to serve as President of the Corporation

C.	The Corporation wishes to retain the services of the Executive as President of the Corporation and the Executive has agreed to accept such employment, subject to the terms, conditions and covenants herein provided.

NOW THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration (the receipt and sufficiency is hereby acknowledged), the Corporation and the Executive hereby agree as follows:

1.	Employment of Executive: The Corporation hereby employs the Executive as president of the Corporation, and the Executive agrees to be so employed on the terms and conditions hereinafter set forth.

2.	Term: The term of employment of the Executive with the Corporation will be ‘ongoing' commencing on January 01 2018 (the ‘Effective Date’) subject to the terms of this agreement.

3.	Duties: The responsibilities, duties and authority of the Executive employee shall be those of the President of the Corporation and such responsibilities, duties and authority normally exercised by such office. Duties will be provided specifically in the area of Business Development, Strategic development and proposals, leadership services and finance relations. The services shall be provided at the Corporation’s place of business, off site, or both, as the parties may agree on from time to time. The Executive will report to the Board of Directors of the Corporation and will work alongside the CEO in the development of the Company.

4.	Board Membership: The Executive will receive one voting seat on the Executive Board of Directors following the completion of this agreement. The duties associated with such a position will require 4 Board meetings per year, governmental input, voting rights and required availability for signature on material events of the Corporation.

5.	Board Remuneration: Executive Board Membership compensation will be to the value of $60,000 paid solely in stock for 2018 and from 2019 onwards will have a stock, cash or stock plus cash option.

6.	Shareholding: Mr. Gallagher will receive 100,000 common restricted shares in Nutriband Inc to be allocated as follows:

a.	50,000 shares upon agreement to serve as President of Nutriband Inc.

b.	Remaining 50,000 to be allocated after full time commitment can be made in the position of President.

7.	Termination: This employment contract may be terminated for any of the following reasons

a.	Company Misrepresentation

b.	Illegal Activity

c.	Non performance of duties noted in point 3

d.	Mutual Consent

8.	Time Committment and compensation: Once in a position to fulfil a full time commitment in the role of President of Nutriband, Mr Gallagher will be entitled to an executive salary in line with executive management at the time of committment. Mr. Gallaghe will also receive an additional 50,000 shares bringing total shareholding to 100,000 shares. Mr. Gallagher may also exercise an option to purchase additional shares up to 500,000 shares at a 30% discount to market value for a period of 18 months.

Note: It is agreed that Executive will not provide full time commitment in the role until the company has filed for a NASDAQ up-listing or until time commitments elsewhere have reduced or until mutually agreeable.

Signed:

NUTRIBAND INC.

DATE: 07/01/2018

EXECUTIVE EMPLOYEE

DATE: 07.01.2018
7TH JANUARY 2018